Exhibit 99.1

For more information, contact:

John M. Matovina, Chief Executive Officer
(515) 457-1813, jmatovina@american-equity.com

Ted M. Johnson, Chief Financial Officer
(515) 457-1980, tjohnson@american-equity.com

FOR IMMEDIATE RELEASE	Debra J. Richardson, Chief Administrative Officer
May 1, 2013	(515) 273-3551, drichardson@american-equity.com

Julie L. LaFollette, Director of Investor Relations
(515) 273-3602, jlafollette@american-equity.com
American Equity Reports First Quarter 2013 Results
WEST DES MOINES, Iowa (May 1, 2013) - American Equity Investment Life Holding Company (NYSE: AEL), a leading underwriter of index and fixed rate annuities, today reported first quarter 2013 net income of $26.0 million, or $0.38 per diluted common share, compared to first quarter 2012 net income of $10.5 million or $0.16 per diluted common share.
Non-GAAP operating income1 for the first quarter of 2013 was $33.5 million, or $0.49 per diluted common share, compared to first quarter 2012 non-GAAP operating income1 of $29.8 million or $0.46 per diluted common share.
Highlights for the first quarter of 2013 include:

•	Annuity sales (before coinsurance) for the quarter were $930 million compared to fourth quarter 2012 annuity sales of $1.07 billion.

▪	Total invested assets grew to $29.2 billion (amortized cost basis = $26.6 billion).

▪	Investment spread for the quarter was 2.68% compared to 2.59% for the fourth quarter of 2012.

▪	Estimated risk-based capital (RBC) ratio at March 31, 2013 remained above target at 330%.

▪	Book value per share (excluding accumulated other comprehensive income) increased to $16.84 at March 31, 2013 compared to $16.49 at December 31, 2012.

1     In addition to net income, we have consistently utilized operating income and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. See accompanying tables for reconciliations of net income to operating income and descriptions of reconciling items. See Company's Quarterly Report on Form 10-Q for a more complete discussion of the reconciling items and their impact on net income for the periods presented. Because these items fluctuate from period to period in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income, provides information that may enhance an investor's understanding of our underlying results and profitability.

Commenting on results, David J. Noble, founder and Executive Chairman said: “2013 is off to a satisfactory start. Assets under management grew 3% from last quarter which includes sales of $930 million. Our operating income was the second highest quarterly amount in the company's history and translated into an 11.2% return on average equity for the trailing 12 months. As we predicted earlier this year, our investment spread began widening as we made significant progress investing our excess cash and short-term investments into higher yielding investments.”
SPREAD IMPROVES AS CASH AND SHORT-TERM INVESTMENTS REDUCED
American Equity's investment spread for the first quarter of 2013 increased to 2.68% compared to 2.59% for the fourth quarter of 2012. First quarter 2013 investment spread and average yield on invested assets continued to be affected by the impact of high levels of low yielding cash and other short-term investments during the quarter. The average yield on invested assets including the excess cash and other short-term investments balances was 5.01% for the first quarter of 2013 compared to 5.03% in the fourth quarter of 2012 and 5.61% in the first quarter of 2012.
American Equity reduced the average balance for excess cash and other short-term investments to $1.8 billion in the first quarter of 2013 from $2.7 billion in the fourth quarter of 2012. The average balance in the first quarter of 2012 was $759 million. The growth of this balance in 2012 was primarily attributable to calls of U.S. Government agency securities. At March 31, 2013, the Company held $1.3 billion in excess cash and other short-term investments compared to $2.2 billion at December 31, 2012. The call exposure for the remainder of 2013 includes $678 million of U.S. Government agency securities with book yields and coupon rates of 4.00% or higher that were called in April 2013.
Average yield on invested assets continues to decline as proceeds from securities called for redemption and new premiums are invested at rates below the portfolio rate. The average yield on fixed income securities purchased and commercial mortgage loans funded in the first quarter of 2013 was 3.48% compared to an average yield of 3.65% in the fourth quarter of 2012.
The decrease in investment yield was offset by a reduction in the aggregate cost of money on annuity liabilities to 2.33% in the first quarter of 2013 compared to 2.44% in the fourth quarter of 2012 and 2.68% in the first quarter of 2012. The reductions in the cost of money reflect management's adjustments to new money and renewal crediting rates to policyholders in response to the declining investment yield environment.
John M. Matovina, Chief Executive Officer and President commented: “We are committed to restoring our investment spread to the 3.00% target by effectively managing both sides of the measure. We are investing net cash flows from policyholders into high quality investments and are appropriately managing crediting rates to policyholders. We significantly reduced our excess cash and short-term investments in the first quarter of 2013 as calls were modest and we deployed cash into investments meeting our yield, quality and cash flow standards.”
Matovina continued, “We must caution that our progress in reducing the excess cash and short-term investments is likely to be interrupted in the second quarter of 2013 as we had $678 million in government agency securities called in April. We expect to make substantial progress in reducing the excess cash and short-term investments during the second half of this year.”

Matovina concluded, “At the same time, we expect further declines in our cost of money from rate adjustments already implemented and are prepared to make further adjustments in 2013. Our cost of money could be reduced by 0.60% if necessary by reducing fixed crediting rates, caps and participation rates to minimum guaranteed rates.”
OUTLOOK
Commenting on the outlook for 2013, David Noble said: “Our sales momentum picked up toward the end of the first quarter and we anticipate that second quarter 2013 sales will surpass $1 billion. We are optimistic that momentum will carry through the balance of the year. While the recent stock market rally is attracting attention and investors' funds, we believe that as more Americans approach and enter retirement, interest in 'safe money' retirement savings and income products will continue to grow, especially considering the volatility exhibited by the equity markets over the last decade.”
Noble continued, “American Equity is well positioned to capitalize on growing demand for guaranteed retirement savings and income products. We provide the 'sleep insurance' of a safe money instrument with guaranteed returns, yet also offer potential upside participation in stock market rallies. With attractive products that are right for our times, and the established strength of an industry leader with over $29 billion of invested assets, we are optimistic that our invested assets and earnings will continue to grow in the periods ahead.”
5.25% CONVERTIBLE NOTES CALLED
On March 25, 2013, notice of mandatory redemption was issued for the Company's 5.25% Contingent Convertible Senior Notes Due 2024. Approximately $25.8 million principal amount or 91% of the convertible notes exercised their conversion rights prior to the April 30, 2013 mandatory redemption date. The holders of these notes will receive the principal amount of their notes in cash and the conversion premium in shares of American Equity common stock. The final number of shares to be issued will be determined based upon the “ten day average closing price” for American Equity common stock on the ten consecutive trading days beginning on the second trading day following the day the notes were submitted for conversion. If the ten day average closing price for each conversion was $15.00 per share, approximately 158,000 shares of American Equity common stock would be issued to satisfy the conversion obligation. The balance of the convertible notes ($2.45 million principal amount) has been redeemed for cash of $2.5 million (includes accrued interest of $0.05 million).

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss first quarter 2013 earnings on Thursday, May 2, 2013, at 11:00 a.m. CDT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 877-280-4962, passcode 59392520 (international callers, please dial 857-244-7319). An audio replay will be available via telephone through May 23, 2013 at 1-888-286-8010, passcode 18195792 (international callers will need to dial 617-801-6888).
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of a broad line of fixed annuity and life insurance products, with a primary emphasis on the sale of index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.
###

American Equity Investment Life Holding Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2013	2012
	(Dollars in thousands, except per share data)
Revenues:
Traditional life insurance premiums	$2,698	$3,222
Annuity product charges	21,481	19,393
Net investment income	329,690	326,910
Change in fair value of derivatives	373,962	259,161
Net realized gains (losses) on investments, excluding other than temporary impairment ("OTTI") losses	10,585	(6,076)
OTTI losses on investments:
Total OTTI losses	(2,189)	(1,781)
Portion of OTTI losses recognized from other comprehensive income	(1,048)	(1,100)
Net OTTI losses recognized in operations	(3,237)	(2,881)
Total revenues	735,179	599,729

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	1,735	2,117
Interest sensitive and index product benefits	225,809	139,123
Amortization of deferred sales inducements	28,831	16,710
Change in fair value of embedded derivatives	363,272	359,066
Interest expense on notes payable	7,248	6,995
Interest expense on subordinated debentures	3,009	3,586
Amortization of deferred policy acquisition costs	46,230	34,284
Other operating costs and expenses	19,520	21,713
Total benefits and expenses	695,654	583,594
Income before income taxes	39,525	16,135
Income tax expense	13,494	5,664
Net income	$26,031	$10,471

Earnings per common share	$0.41	$0.18
Earnings per common share - assuming dilution	$0.38	$0.16

Weighted average common shares outstanding (in thousands):
Earnings per common share	63,314	59,701
Earnings per common share - assuming dilution	68,706	65,930

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
In addition to net income, we have consistently utilized operating income and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Operating income equals net income adjusted to eliminate the impact of net realized gains and losses on investments including net OTTI losses recognized in operations, fair value changes in derivatives and embedded derivatives and litigation reserves. Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income to Operating Income (Unaudited)

	Three Months Ended March 31,
	2013	2012
	(Dollars in thousands, except per share data)
Net income	$26,031	$10,471
Adjustments to arrive at operating income:
Net realized investment (gains) losses, including OTTI (a)	(2,804)	3,547
Change in fair value of derivatives and embedded derivatives (a)	10,237	15,742
Operating income (a non-GAAP financial measure)	$33,464	$29,760
Per common share - assuming dilution:
Net income	$0.38	$0.16
Adjustments to arrive at operating income:
Net realized investment (gains) losses, including OTTI	(0.04)	0.06
Change in fair value of derivatives and embedded derivatives	0.15	0.24
Operating income (a non-GAAP financial measure)	$0.49	$0.46

(a)
Adjustments to net income to arrive at operating income are presented net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC) and net of income taxes.

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
Average Stockholders' Equity and Return on Average Equity
Return on equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on equity is calculated by dividing net income and operating income for the trailing twelve months by average equity excluding average accumulated other comprehensive income ("AOCI").

Twelve Months Ended
March 31, 2013
(Dollars in thousands)
Average Stockholders' Equity [1]
Average equity including average AOCI	$1,551,907
Average AOCI	(535,205)
Average equity excluding average AOCI	$1,016,702

Net income	$73,358
Operating income	113,890

Return on Average Equity Excluding Average AOCI
Net income	7.22%
Operating income	11.20%
1 - simple average based on stockholders' equity at beginning and end of the twelve month period.